Exhibit 99.1

VRINGO ACQUIRES WIRE-FREE CHARGING AND RUGGED COMPUTING COMPANY INTERNATIONAL DEVELOPMENT GROUP

Conference Call Scheduled today at 8:30 a.m. Eastern Time

NEW YORK — October 16, 2015 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property, today announced that it has entered into a definitive agreement to acquire privately held International Development Group (IDG), a holding company consisting of two primary businesses: fliCharge, a wire-free charging technology company, and Group Mobile, a market leading built-to-order supplier of rugged computers, mobile devices and accessories.

Founded in 2014, fliCharge owns a patented, conductive, wire-free charging technology that is already on the market and available to consumers. The patented fliCharge technology consists of a wire-free charging solution that can simultaneously charge multiple battery operated devices on the same charging pad regardless of their power requirement or position on the pad; users simply place their enabled device onto a fliCharge pad. fliCharge is currently commercializing, partnering or developing products in numerous markets including automotive, education, office, healthcare, power tools and vaporizers.

Founded in 2002, Group Mobile is a market-leading supplier of built-to-order rugged computers, mobile devices and accessories. Group Mobile provides a high touch sales experience with full service technical and customer support in the rugged mobile computer market. Group Mobile’s customers include large corporations, military suppliers, small businesses and individuals. Rugged products sold by Group Mobile can be found in military helicopters, police cruisers and ambulance fleets as well as on construction sites, oil rigs and manufacturing facilities.

The aggregate consideration will be unregistered shares of Vringo preferred stock convertible into shares of common stock representing approximately 11.4 percent of the combined company on a fully diluted basis, including contingent consideration.

"I am excited to announce the acquisition of IDG. We believe that the combination with Vringo provides IDG with the necessary resources to accelerate growth by increasing market awareness and brand identity stemming directly from the development, manufacturing, distribution, licensing and sales of innovative products and technologies,” said Andrew D. Perlman, Chief Executive Officer of Vringo.

“Our existing patent licensing and litigation strategy remains intact and on track. We believe this acquisition offers diversification to our shareholders and additional licensing opportunities,” Mr. Perlman concluded.

“This transaction presents a fantastic opportunity as we move towards the next chapter in our company,” said Randy Marx, the Chief Executive Officer of IDG. “I speak on behalf of myself, IDG’s largest shareholder, as well as our employees and shareholders in saying that we are all excited about our partnership with Vringo.”

Vringo has released a presentation that provides an overview of the acquisition. The presentation is available on the homepage of Vringo’s website or at http://bit.ly/1NK6CgW.

Conference Call

Vringo will host a conference call to discuss its proposed acquisition today at 8:30 a.m. Eastern Time. Members of Vringo's management team including Andrew D. Perlman, Chief Executive Officer; David L. Cohen, Chief Legal and Intellectual Property Officer; Anastasia Nyrkovskaya, Chief Financial Officer; and Clifford J. Weinstein, Executive Vice President will participate as well as members of IDG including Randy Marx, Chief Executive Officer; Kevin Hibbard, Vice President of Product Development of fliCharge; and Stephanie Kreitner, Executive Vice President of Group Mobile.

Join the Conference Call via Webcast

1.	Visit http://bit.ly/1METd8n before the start time to join the web portion of this event.

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Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (888) 390-3967 (U.S. and Canada) or (862) 255-5351 (international) and reference Vringo.

Replay

An audio webcast of the conference call will be available within the "Presentations" section of Vringo's investor relations website shortly after the end of the conference call.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies.  Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies.  The patents and patent applications have been developed internally, and acquired from third parties.  For more information, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against ZTE and other companies; our inability to recognize the anticipated benefits of the acquisition of IDG, which may be affected by, among other things, competition, our ability to secure advantageous licensing and sales agreements, market acceptance of IDG’s technology, potential technology obsolescence, protection of intellectual property rights and potential liability risks that are inherent in the marketing and sale of products used by consumers; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com